Exhibit 99.1

The First Bancorp Receives Preliminary Approval for U.S. Treasury Investment and Schedules Special Shareholder Meeting

DAMARISCOTTA, ME, December 4 – The First Bancorp (Nasdaq: FNLC), today announced the Company has received preliminary approval to obtain $25 million under the U.S. Treasury Capital Purchase Program. The Company also announced that a Special Meeting of Shareholders will be held on Monday, December 29, 2008 to amend the Company’s Articles of Incorporation to authorize the issuance of preferred stock in order to participate in the U.S. Treasury program.

“The Capital Purchase Program was created under the Emergency Economic Stabilization Act and is intended to provide healthy financial institutions with the opportunity to raise additional capital by selling preferred stock directly to the U.S. Treasury,” noted Daniel R. Daigneault, the Company’s President and Chief Executive Officer. “This is to encourage U.S. financial institutions to build their capital and to increase the flow of financing to U.S. businesses and consumers and to support the U.S. economy. By participating in the program, The First will have greater capacity to lend in the communities we serve, which is especially important in these challenging economic times.

“The program presents us with an opportunity to raise capital on very attractive terms,” President Daigneault continued, “which are substantially more favorable than other options available under current market conditions. The $25 million that was preliminarily approved is the full amount the Company applied for and slightly less than the maximum amount allowed under the program.

“While our regulatory capital ratios are strong, the Board of Directors believes that enhancing our capital position is especially prudent given the current condition of the United States economy,” President Daigneault observed. The following table presents the Company’s regulatory capital ratios as of September 30, 2008, what they would be with the additional capital from the program, and the minimums required by the Federal Deposit Insurance Corporation to be considered “well capitalized”:

As of	With	FDIC
September	Additional	“Well-
30, 2008	Capital	Capitalized”
Total capital to risk-weighted assets	11.12%	14.02%	10.00%
Tier 1 capital to risk-weighted assets	10.15%	13.05%	6.00%
Tier 1 capital to average assets	7.04%	8.88%	5.00%

“In addition to participation in the Capital Purchase Program, the change in the Company’s Articles of Incorporation will provide the Company greater flexibility in capital management,” President Daigneault concluded. “This will potentially allow the Company to take advantage of favorable conditions in the investment markets in the future and issue preferred stock should the Company have the need for additional capital when advantageous terms are available.”

The Special Meeting of Shareholders will be held at 2:00 p.m. on Monday, December 29, 2008 at Skidompha Library, 184 Main Street, Damariscotta, Maine. Additional information and proxies will be mailed to shareholders on or about December 8, 2008.

The First Bancorp, headquartered in Damariscotta, Maine, is the holding company for The First, N.A. Founded in 1864, The First is an independent community bank serving Mid-Coast and Down East Maine with 14 offices in Lincoln, Knox, Hancock and Washington Counties. The Bank provides a full range of consumer and commercial banking products and services. First Advisors, a division of The First, provides investment advisory, private banking and trust services from two offices in Lincoln and Hancock Counties.

Forward-looking and cautionary statements: except for the historical information and discussions contained herein, statements contained in this release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve a number of risks, uncertainties and other factors that could cause actual results and events to differ materially, as discussed in the Company’s filings with the Securities and Exchange Commission.

For more information, please contact F. Stephen Ward, the First Bancorp’s Treasurer & Chief Financial Officer, at 207.563.3195 ext. 5001.